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                                                                  Exhibit 2.2

                              AMENDMENT NO. 1 TO

                         AGREEMENT AND PLAN OF MERGER

         This Amendment No. 1 to that certain Agreement and Plan of Merger dated November 12, 1996 (the "Merger Agreement") is made and entered into this 18th day of December, 1996, by and among Union Property Investors, Inc., a Delaware corporation ("UPI"), Kranzco Realty Trust, a Maryland real estate investment trust ("Kranzco"), and KRT Union Corp., a Delaware corporation and a wholly-owned subsidiary of Kranzco organized solely for the purpose of consummating the transactions contemplated by the Merger Agreement.

         WHEREAS, the Board of Directors of each of UPI and KRT Union Corp. and the Board of Trustees of Kranzco have determined that it is in the best interests of their respective companies and stockholders to modify and amend the Merger Agreement as set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Section 1.03(a)(i) of the Merger Agreement is modified and amended in its entirety to read as follows:

                  "(i) at the election of the holder thereof, 0.2980 of one of either (A) Acquiror's 9.75% Series B-1 Cumulative Convertible
         Preferred Shares, par value $.01 per share each with a $25.00 per share liquidation preference (the "Acquiror Series B-1 Preferred Shares"), the form of Articles Supplementary for which is attached as Exhibit A-1 hereto, or (B) Acquiror's 9.75% Series B-2 Cumulative Convertible Preferred Shares, par value $.01 per share each with a $25.00 per share liquidation preference (the "Acquiror Series B-2 Preferred Shares"), the form of Articles Supplementary for which is attached as Exhibit A-2 hereto (the Acquiror Series B-1 Preferred Shares and the Acquiror Series B-2 Preferred Shares shall each be sometimes referred to hereinafter as the "Acquiror Series B Preferred Shares"), plus".

         2. Section 2.01 of the Merger Agreement is modified and amended in its entirety to read as follows:

                  "SECTION 2.01        Target Common Stock Election; Surrender
of Target Certificates.

                  (a) Prior to the Effective Time, Acquiror shall make available to an exchange agent selected by Acquiror, which shall be Acquiror's transfer agent, or such other party reasonably acceptable to Target (the "Exchange Agent"), in trust for the benefit of the holders of Target Common Stock and Target Preferred Stock, for exchange in accordance with this Article II, the amount of cash payable in lieu of fractional shares pursuant to Section 2.02 and the certificates representing the shares of Acquiror Series B-1 Preferred Shares, Acquiror Series B-2 Preferred Shares and Acquiror Series C Preferred Shares to be issued pursuant to Section 1.03. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented shares of Target Common Stock or Target Preferred Stock (collectively, the "Target Certificates" and individually, a "Target Certificate") a letter of transmittal (the "Target Letter of Transmittal") which shall, (i) with respect to each holder of a Target Certificate representing shares of Target Common Stock, instruct such holder to elect to have such holder's shares of Target Common Stock converted into either (x) Acquiror Series B-1 Preferred Shares and the cash to be received, if any, in lieu of the issuance of fractional shares of Acquiror Series B-1 Preferred Shares,


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         pursuant to Section 1.03(a), or (y) Acquiror Series B-2 Preferred
         Shares and the cash to be received, if any, in lieu of the issuance of fractional shares of Acquiror Series B-2 Preferred Shares, pursuant to
         Section 1.03(a), and (ii) specify (A) the manner by which to effect the surrender of such holder's Target Certificates in exchange for certificates representing shares of Acquiror Series B-1 Preferred Shares, Acquiror Series B-2 Preferred Shares or Acquiror Series C Preferred Shares, and cash in lieu of fractional shares, after giving effect to any required withholding taxes, and (B) that delivery shall be effected, and risk of loss and title to Target Certificates shall pass, only upon delivery of the Target Certificates to the Exchange Agent.

                  (b) Upon surrender of a Target Certificate representing shares of Target Common Stock to the Exchange Agent, together with the Target Letter of Transmittal, duly executed, and in the form and having such other provisions as Acquiror shall reasonably request, the holder of such Target Certificate shall be entitled to receive in exchange therefor a certificate or certificates of Acquiror representing the number of shares of Acquiror Series B-1 Preferred Shares or Acquiror Series B-2 Preferred Shares, and cash in lieu of fractional shares, which such holder has the right to receive pursuant to Section 1.03, subject to Section 2.06, and the Target Certificate so surrendered shall forthwith be cancelled. If such holder fails to make a proper election on the Target Letter of Transmittal with respect to whether to receive Acquiror Series B-1 Preferred Shares or Acquiror Series B-2 Preferred Shares in the Merger, such holder will be deemed to have made an election to receive Acquiror Series B-1 Preferred Shares in the Merger in exchange for such holder's shares of UPI Common Stock.

                  (c) Upon surrender of a Target Certificate representing shares of Target Preferred Stock to the Exchange Agent, together with the Target Letter of Transmittal, duly executed, and such other documents as Acquiror or the Exchange Agent shall reasonably request, the holder of such Target Certificate shall be entitled to receive in exchange therefor shares of Acquiror Series C Preferred Shares pursuant to the terms of Section 1.03, and the Target Certificate so surrendered shall forthwith be cancelled.

                  (d) Until surrendered as contemplated in this Article II, from and after the Effective Time, each Target Certificate shall be deemed to represent only the right to receive the above described consideration for each share of Target Common Stock or Target Preferred Stock formerly represented by such Target Certificate, and shall not evidence any interest in Acquiror or Newco. If a certificate or certificates representing shares of Acquiror Series B-1 Preferred Shares, Acquiror Series B-2 Preferred Shares or Acquiror Series C Preferred Shares is to be issued to and cash is to be paid in lieu of fractional shares to a person other than the one in whose name the Target Certificate surrendered in exchange therefor is registered, it shall be a condition to such issuance or payment that such Target Certificate be properly endorsed (or accompanied by an appropriate instrument of transfer), with signatures guaranteed, if requested, and accompanied by evidence that any applicable stock transfer taxes have been paid or provided for."

         3. Section 5.10 of the Merger Agreement is modified and amended to delete the phrase "Acquiror Series B Preferred Shares" in the eleventh line thereof and insert in its place the phrase "Acquiror Series B-1 Preferred Shares".

         4. Section 5.16 of the Merger Agreement is modified and amended to delete the phrase "Acquiror Series B Preferred Shares" in the seventh, ninth, eleventh, twelfth and thirteenth lines thereof and insert in its place the phrase "Acquiror Series B-1 Preferred Shares".

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         5.       Section 5.17 of the Merger Agreement is modified and amended in its entirety to read as follows:

                  "(a) Acquiror shall, on or prior to the Closing Date, file with the State Department of Assessments and Taxation of Maryland the Articles Supplementary for each of the Acquiror Series B-1 Preferred Shares, the Acquiror Series B-2 Preferred Shares and the Acquiror Series C Preferred Shares and shall promptly deliver to Target evidence of such filings.

                  (b) When issued, the Acquiror Series B Preferred Shares, the Acquiror Series C Preferred Shares, and the Acquiror Common Shares to

         be issued upon conversion of the Acquiror Series B Shares, shall be duly authorized, validly issued, fully paid and nonassessable except that shareholders may be subject to further assessment with respect to claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by Acquiror. The Acquiror Series B-1 Preferred Shares, Acquiror Series B-2 Preferred Shares, and Acquiror Series C Preferred Shares shall be as set forth in the Articles Supplementary attached as Exhibit A-1, Exhibit A-2 and Exhibit B hereto, respectively, with the completion of any blanks contained therein."

         6. Exhibits A, B, C, E, F and G to the Merger Agreement are amended and restated in their entirety in the forms attached hereto as Exhibits A-1, B, C, E, F and G, respectively, and Exhibit A-2 attached hereto shall be Exhibit A-2 to the Merger Agreement.

         Upon the execution hereof, each reference in the Merger Agreement to "this Agreement", "hereby", "hereunder", "herein", "hereof" or word of like import referring to the Merger Agreement shall mean and refer to the Merger Agreement as amended by this Amendment No. 1 to the Merger Agreement. All other provisions of the Merger Agreement shall remain in full force and effect except and to the extent explicitly amended hereby. This Amendment No. 1 to the Merger Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable principles of conflicts of law.

         This amendment may be executed in any number of counterparts, each of which together shall constitute one and the same amendment.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Merger Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                       UNION PROPERTY INVESTORS, INC.

                                       /s/ Robert A. Mandor

                                       Name: Robert A. Mandor
                                       Title:   President

                                       KRANZCO REALTY TRUST

                                       /s/ Robert H. Dennis

                                       Name: Robert H. Dennis
                                       Title:   Vice President

                                       KRT UNION CORP.
                                       /s/ Robert H. Dennis

                                       Name: Robert H. Dennis
                                       Title:   Vice President


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